ANAVEX APPOINTS DR. RACHELLE DOODY TO SCIENTIFIC ADVISORY BOARD

Hoboken, NJ – February 23, 2011 -- Anavex Life Sciences Corp. (“Anavex”, AVXL.OB) today announced the appointment of Dr. Rachelle Doody to the Scientific Advisory Board (SAB) as a clinical expert.  The SAB works closely with the company to support development of the Anavex product pipeline, including its lead compound ANAVEX 2-73, which is being studied for Alzheimer’s disease and is scheduled to enter Phase I clinical trials shortly.  Dr. Doody is the second clinical expert serving on the Anavex SAB, alongside Dr. Paul Aisen.

Dr. Doody is the Effie Marie Cain Chair in Alzheimer’s Disease Research and Professor of Neurology at Baylor College of Medicine, where she received an M.D..  She completed internship and residency training at the Royal Victoria Hospital and Montreal Neurologic Institute in Montreal, and at Baylor College of Medicine.  Dr. Doody has a Ph.D. in Cognitive Anthropology from Rice University and has published over 135 original articles.  She participates in national and international collaborative efforts, review boards, and advisory boards including Steering Committees for the NIH AD Cooperative Study and the AD Neuroimaging Initiative.

The Alzheimer’s Disease and Memory Disorders Center (ADMDC) at Baylor College of Medicine was established in 1989 and is headed by Dr. Doody and the center participates in the design or supervision of many Alzheimer’s disease or memory disorders trials taking place in the world. Dr. Doody is recognized nationally and internationally for her contributions to the diagnosis and treatment of Alzheimer’s disease. The ADMDC was involved in the development of all five of the commercially available, FDA-approved drugs for Alzheimer’s disease, and was the lead site for the development of the most widely prescribed Alzheimer’s disease drug worldwide.

“We are very excited that Dr. Doody has joined our Scientific Advisory Board.  Her extensive knowledge of Alzheimer’s disease clinical trials will help support our clinical development efforts of ANAVEX 2-73.  Clearly, with Dr. Doody’s center having participated in the clinical trials of all of the currently available therapies in Alzheimer’s disease, she will add significant expertise to Anavex,” said Dr. Cameron Durrant, Executive Chairman of Anavex.

“I am pleased to be able to support Anavex in their clinical development plans and join this Scientific Advisory Board.  I would certainly like to see ANAVEX 2-73 successfully complete the upcoming Phase I study and then progress into the next phases of development.  We, treating physicians, as well as patients, are in need of new Alzheimer’s drugs,” said Dr. Doody.

About Alzheimer’s Disease

While Alzheimer’s disease is most common in people over the age of 65, it can strike adults of any age irrespective of their gender, background or socioeconomic status.  According to the Alzheimer’s Association an estimated 5.3 million Americans are currently living with Alzheimer’s disease. The number of Americans aged 65 and over with Alzheimer’s disease is estimated to reach 7.7 million in 2030.  By 2050, between 11 million and 16 million Americans over 65 are expected to have Alzheimer’s disease.

About ANAVEX 2-73

ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer.  The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain).  The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties.

Anavex is a publicly traded company under the symbol “AVXL”.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that ANAVEX 2-73 is scheduled to enter Phase I clinical trials shortly; that Dr. Doody’ contributions in the development of ANAVEX 2-73 will be of great importance; that ANAVEX 2-73 will have an impact on the disease process and treatment in patients and that ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com

Shareholder & Media Relations
Toll-free: 1-866-505-2895
Outside North America: +1 (416) 489-0092
Email: ir@anavex.com
www.anavex.com